UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
June 9, 2010
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Changes in Executive Officer Compensation Arrangements.
     On June 9, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Finisar Corporation (the “Company”) approved the following base salaries for the fiscal year ending April 30, 2011 for the executive officers for whom compensation information was provided in the Company’s proxy statement dated October 8, 2009 and Kurt Adzema, who was appointed to serve as Senior Vice President, Finance and Chief Financial Officer of the Company in March 2010. For purposes of this report, these individuals are referred to as the “named executive officers.” The base salaries for the named executive officers will be effective May 1, 2010.

		Base Salary
		Effective
Name	Title	May 1, 2010

Jerry Rawls	Chairman of the Board	$461,760
Eitan Gertel	Chief Executive Officer	$461,760
Joseph A. Young	Senior Vice President, Operations and Engineering	$369,200
Kurt Adzema	Senior Vice President, Finance and Chief Financial Officer	$294,000
Mark Colyar	Senior Vice President, Operations and Engineering	$293,436
Stephen K. Workman	Senior Vice President, Corporate Development and Investor Relations	$282,880
     On the same date, the Compensation Committee adopted an executive officer bonus plan for the fiscal year ending April 30, 2011 (the “FY11 Plan”). Under the FY11 Plan, the aggregate target bonus for Messrs. Rawls and Gertel is 100% of such executive officers’ annual base salary and the aggregate target bonus for the other named executive officers is 60% of such executive officers’ annual base salary. The aggregate bonus for an executive officer under the FY11 Plan will be based 70% on the Company’s achievement of a pre-bonus non-GAAP operating income quantitative target and 30% on a discretionary determination by the Compensation Committee of the applicable executive officer’s performance and achievement of individual goals for the fiscal year. The Company must achieve at least 56% of its pre-bonus non-GAAP operating income target before a quantitative bonus can be earned; the amount of the bonus will increase on a linear basis thereafter, with no limit on the amount of the quantitative bonus that may be earned. If the Company exactly achieves its pre-bonus non-GAAP operating income target, the amount of the quantitative bonus for each executive officer will equal 70% of the aggregate target bonus described above for each named executive officer. If the Company exceeds its pre-bonus non-GAAP operating income target, the amount of the quantitative bonus for each executive officer will exceed 70% of the aggregate target bonus for each named executive officer, with the nominal percentage of such quantitative bonus determined on the same linear basis. Any bonus amounts are expected to be paid in cash.
     In addition, on June 9, 2010, the Compensation Committee authorized the issuance of restricted stock unit awards (the “RSU Awards”) to each of the named executive officers. The RSU Awards will be issued on the third trading day following the release of the Company’s financial results for the fiscal year ended April 30, 2010 (the “Issuance Date”). The Issuance Date is June 15, 2010. The RSU Awards will vest in four equal annual installments beginning on June 23, 2011 and ending on June 23, 2014.

Shares Underlying
Name	RSU Awards

Jerry Rawls	114,140
Eitan Gertel	114,140
Joseph A. Young	42,872
Kurt Adzema	32,000
Mark Colyar	32,000
Stephen K. Workman	32,000

Item 8.01 Other Events
     Revised Non-Employee Director Compensation Arrangements
     On June 9, 2010, the Company’s Board of Directors (the “Board”) approved revised compensation arrangements for non-employee directors. Effective May 1, 2010, non-employee directors will receive an annual retainer of $50,000 and will not receive an additional fee for attendance at Board and committee meetings. The Lead Director will receive an additional amount of $10,000 per year for serving in that capacity. In addition, members of the standing committees of the Board will receive annual retainers, payable quarterly, in the following amounts:

		Other
Committee	Chair	Members

Audit	$16,000	$8,000
Compensation	$10,000	$5,000
Nominating and Governance	$10,000	$5,000
     The Company also reimburses directors for their reasonable expenses incurred in attending meetings of the Board and its committees.
     In addition, all new non-employee directors will receive a RSU Award with a value of $100,000 upon their initial election to the Board and an additional RSU Award with a value of $50,000 on an annual basis. The grant of the annual RSU Awards will generally be made at the first meeting of the Board in each fiscal year. The initial RSU Award vests over a period of three years from the date of grant, and the annual RSU Awards vest on the first anniversary of the date of grant. The number of shares subject to each RSU Award is determined based on the per share value of the Company’s common stock on the date of grant of the RSU Award.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 15, 2010

Finisar Corporation
By:	/s/ Christopher E. Brown
Christopher E. Brown
Vice President, General Counsel and Secretary